UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                         SPHERE DRAKE HOLDINGS LTD. (SD)
                                (Name of Issuer)

                        Common Stock, par value $0.01 per
                                      share
                         (Title of Class of Securities)

                               CUSIP No. G8345M101
                                 (CUSIP Number)

                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                            San Francisco, California
                                      94111
                                  (415)421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 3, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Tinicum Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         New York
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
                              [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IA, 00
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Partners, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         00
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Enrique H. Boilini
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Argentina
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         David I. Cohen
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         South Africa
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Joseph F. Downes
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Fleur E. Fairman
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only


---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Jason M. Fish
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Andrew B. Fremder
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         William F. Mellin
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Stephen L. Millham
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Meridee A. Moore
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. G8345M101
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Thomas F. Steyer
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 34 Pages

      This Amendment No. 3 to Schedule 13D amends the Schedule 13D initially filed on August 8, 1997 (collectively, with all amendments thereto, the "Schedule 13D").

Item 3.  Source and Amount of Funds and Other Consideration.

     Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) is $27,693 for the 3,400 Shares acquired by FCP since the filing of the prior Schedule 13D, $23,620 for the 2,900 Shares acquired by FCIP since the filing of the prior Schedule 13D, $11,402 for the 1,400 Shares acquired by FCIP II since the filing of the prior
Schedule 13D, $2,443 for the 300 Shares acquired by FCIP III since the filing of the prior Schedule 13D, $6,515 for the 800 Shares acquired by Tinicum since the filing of the prior Schedule 13D and $47,239 for the 5,800 Shares acquired by
the  Managed   Accounts  since  the  filing  of  the  prior  Schedule  13D.

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained by some of the Managed Accounts at Goldman Sachs & Co.; and (iii) with respect to FCP and Tinicum, from working capital and/or from borrowings pursuant to margin accounts maintained by FCP and Tinicum at Goldman Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5. Interest in Securities of the Issuer.

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

A. Farallon Capital Partners,  L.P.

                              Page 19 of 34 Pages

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page and of each other cover page filed herewith is calculated based upon the 18,404,285 Shares outstanding as of October 27, 1997 as reported by the Company in its Form 10Q for the period ended September 30, 1997.

     (c) The trading dates, number of Shares purchased and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule A hereto and are incorporated herein by reference. All of such purchases were open-market transactions. The conversion date, number of Shares converted and the price per Share for all conversions of the Shares since the filing of the prior
          Schedule 13D are set further on Schedule A hereto and are incorporated herein by reference. All of such transactions reflect the conversion of each Share into $7.50 in cash, plus certain contingent deferred consideration, as a result of the acquisition of the Company by Fairfax Financial Holdings Limited ("Fairfax") pursuant to the Amended and Restated Agreement and Plan of Merger dated as of June 23, 1997. For further information regarding the acquisition, including the contingent deferred consideration, please see the Proxy Statement/Prospectus filed by Fairfax with the Securities and Exchange Commission on October 30, 1997.

     (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.



B. Farallon Capital Institutional Partners, L.P.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

                              Page 20 of 34 Pages

     (c) The trading dates, number of Shares purchased and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule B hereto and are incorporated herein by reference. All of such purchases were open-market transactions. The conversion date, number of Shares converted and the price per Share for all conversions of the Shares since the filing of the prior
          Schedule 13D are set further on Schedule B hereto and are incorporated herein by reference. All of such transactions reflect the conversion of each Share into $7.50 in cash, plus certain contingent deferred consideration, as a result of the acquisition of the Company by Fairfax pursuant to the Amended and Restated Agreement and Plan of Merger dated as of June 23, 1997. For further information regarding the acquisition, including the contingent deferred consideration, please see the Proxy Statement/Prospectus filed by Fairfax with the Securities and Exchange Commission on October 30, 1997.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

C. Farallon Capital Institutional Partners II, L.P.

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  FCIP  II  is  incorporated   herein  by
               reference.

     (c) The trading dates, number of Shares purchased and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule C hereto and are incorporated herein by reference. All of such purchases were open-market transactions. The conversion date, number of Shares converted and the price per Share for all conversions of the Shares since the filing of the prior
          Schedule 13D are set further on Schedule C hereto and are incorporated herein by reference. All of such transactions reflect the conversion of each Share into $7.50 in cash, plus certain contingent deferred consideration, as a result of the acquisition of the Company by Fairfax pursuant to the Amended and Restated Agreement and Plan of Merger dated as of June 23, 1997. For further information regarding the acquisition, including the contingent deferred consideration, please see the Proxy Statement/Prospectus filed by Fairfax with the Securities and Exchange Commission on October 30, 1997.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Shares. Steyer is

                              Page 21 of 34 Pages
          the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

D. Farallon Capital Institutional Partners III, L.P.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

     (c) The trading dates, number of Shares purchased and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule D hereto and are incorporated herein by reference. All of such purchases were open-market transactions. The conversion date, number of Shares converted and the price per Share for all conversions of the Shares since the filing of the prior
          Schedule 13D are set further on Schedule D hereto and are incorporated herein by reference. All of such transactions reflect the conversion of each Share into $7.50 in cash, plus certain contingent deferred consideration, as a result of the acquisition of the Company by Fairfax pursuant to the Amended and Restated Agreement and Plan of Merger dated as of June 23, 1997. For further information regarding the acquisition, including the contingent deferred consideration, please see the Proxy Statement/Prospectus filed by Fairfax with the Securities and Exchange Commission on October 30, 1997.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

E. Tinicum Partners, L.P.

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Tinicum  is   incorporated   herein  by
               reference.

     (c) The trading dates, number of Shares purchased and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule E hereto and are incorporated herein by reference. All of such purchases were open-market transactions. The conversion date, number of Shares converted and the price per Share for all conversions of the Shares since the filing of the prior
          Schedule 13D are set further on Schedule E hereto and are incorporated herein by reference. All of such transactions reflect the

                              Page 22 of 34 Pages
          conversion of each Share into $7.50 in cash, plus certain contingent deferred consideration, as a result of the acquisition of the Company by Fairfax pursuant to the Amended and Restated Agreement and Plan of Merger dated as of June 23, 1997. For further information regarding the acquisition, including the contingent deferred consideration, please see the Proxy Statement/Prospectus filed by Fairfax with the Securities and Exchange Commission on October 30, 1997.

     (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

F. Farallon Capital Management, L.L.C.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

     (c) The trading dates, number of Shares purchased and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such purchases were open-market transactions. The conversion date, number of Shares converted and the price per Share for all conversions of the Shares since the filing of the prior
          Schedule 13D are set further on Schedule F hereto and are incorporated herein by reference. All of such transactions reflect the conversion of each Share into $7.50 in cash, plus certain contingent deferred consideration, as a result of the acquisition of the Company by Fairfax pursuant to the Amended and Restated Agreement and Plan of Merger dated as of June 23, 1997. For further information regarding the acquisition, including the contingent deferred consideration, please see the Proxy Statement/Prospectus filed by Fairfax with the Securities and Exchange Commission on October 30, 1997.

     (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham and Moore are managing members of FCMLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

G. Farallon Partners, L.L.C.

                              Page 23 of 34 Pages

     (a), (b) The information set forth in rows 7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

H. Enrique H. Boilini

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Boilini  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

I. David I. Cohen

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

                              Page 24 of 34 Pages

J. Joseph F. Downes

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

K. Fleur E. Fairman

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Fairman  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Fairman is a managing member of FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

L. Jason M. Fish

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

                              Page 25 of 34 Pages

M. Andrew B. Fremder

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Fremder  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

N. William F. Mellin

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

O. Stephen L. Millham

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Millham is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

                              Page 26 of 34 pages

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

P. Meridee A. Moore

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

Q. Thomas F. Steyer

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

     (e) As of December 3, 1997, the Reporting Person is not the beneficial owner of any Shares.

      The Shares reported hereby for the Partnerships and FCMLLC on behalf of the Managed Accounts were owned directly by such entities. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Shares.


                              Page 27 of 34 Pages

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 12, 1997


                           /s/ Thomas F. Steyer
                           FARALLON PARTNERS, L.L.C.,
                           on its own behalf and as General Partner of
                           FARALLON CAPITAL PARTNERS, L.P.,
                           FARALLON CAPITAL INSTITUTIONAL
                           PARTNERS, L.P., FARALLON CAPITAL
                           INSTITUTIONAL PARTNERS II, L.P.,
                           FARALLON CAPITAL INSTITUTIONAL
                           PARTNERS III, L.P. and TINICUM PARTNERS,
                           L.P.
                           by Thomas F. Steyer,
                           Senior Managing Member



                           /s/ Thomas F. Steyer
                           FARALLON CAPITAL MANAGEMENT, L.L.C.
                           By Thomas F. Steyer,
                           Senior Managing Member



                           /s/ Thomas F. Steyer
                           Thomas F. Steyer, individually and as
                           attorney-in-fact for each of Enrique H.
                           Boilini, David I. Cohen, Joseph F. Downes,
                           Fleur E. Fairman, Jason M. Fish, Andrew B.
                           Fremder, William F. Mellin, Stephen L.
                           Millham, and Meridee A. Moore.


      The Powers of Attorney each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf was filed with Amendment No. 1 to the
Schedule 13D filed with the SEC on September 26, 1997 by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited are hereby incorporated by reference.

                               Page 28 of 34 Pages

                                   SCHEDULE A


                         FARALLON CAPITAL PARTNERS, L.P.


                                  NO. OF SHARES
                              PURCHASED ("P") PRICE
       TRADE DATE             OR CONVERTED ("C")         PER SHARE
                                                  (including commission)

       12/1/97                      1,200 P                $8.15

       12/2/97                      2,200 P                $8.14

       12/3/97                     556,700 C               $7.50(1)

















------------
     (1) All of such transactions reflect the conversion of each Share into $7.50 in cash, plus certain contingent deferred consideration, as a result of the acquisition of the Company by Fairfax pursuant to the Amended and Restated Agreement and Plan of Merger dated as of June 23, 1997. For further information regarding the acquisition, including the contingent deferred consideration, please see the Proxy Statement/Prospectus filed by Fairfax with the Securities and Exchange Commission on October 30, 1997.

                              Page 29 of 34 Pages

                                   SCHEDULE B
                FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                  NO. OF SHARES
                              PURCHASED ("P") PRICE
        TRADE DATE            OR CONVERTED ("C")         PER SHARE
                                                  (including commission)

       12/1/97                      1,000 P                $8.15

       12/2/97                      1,900 P                $8.14

       12/3/97                     514,300 C              $7.50(1)

























------------
     (1) All of such transactions reflect the conversion of each Share into $7.50 in cash, plus certain contingent deferred consideration, as a result of the acquisition of the Company by Fairfax pursuant to the Amended and Restated Agreement and Plan of Merger dated as of June 23, 1997. For further information regarding the acquisition, including the contingent deferred consideration, please see the Proxy Statement/Prospectus filed by Fairfax with the Securities and Exchange Commission on October 30, 1997.

                              Page 30 of 34 Pages

                                   SCHEDULE C
               FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

                                  NO. OF SHARES
                              PURCHASED ("P") PRICE
       TRADE DATE             OR CONVERTED ("C")         PER SHARE
                                                  (including commission)

         12/1/97                     500 P                 $8.14

         12/2/97                     900 P                 $8.14

         12/3/97                   131,300 C              $7.50(1)






















-----------
     (1) All of such transactions reflect the conversion of each Share into $7.50 in cash, plus certain contingent deferred consideration, as a result of the acquisition of the Company by Fairfax pursuant to the Amended and Restated Agreement and Plan of Merger dated as of June 23, 1997. For further information regarding the acquisition, including the contingent deferred consideration, please see the Proxy Statement/Prospectus filed by Fairfax with the Securities and Exchange Commission on October 30, 1997.

                              Page 31 of 34 Pages

                                   SCHEDULE D

              FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                  NO. OF SHARES
                              PURCHASED ("P") PRICE
         TRADE DATE           OR CONVERTED ("C")         PER SHARE
                                                  (including commission)

        12/1/97                      100 P                 $8.14

        12/2/97                      200 P                 $8.15

        12/3/97                    49,800 C               $7.50(1)

























-------------
     (1) All of such transactions reflect the conversion of each Share into $7.50 in cash, plus certain contingent deferred consideration, as a result of the acquisition of the Company by Fairfax pursuant to the Amended and Restated Agreement and Plan of Merger dated as of June 23, 1997. For further information regarding the acquisition, including the contingent deferred consideration, please see the Proxy Statement/Prospectus filed by Fairfax with the Securities and Exchange Commission on October 30, 1997.

                              Page 32 of 34 pages

                       SCHEDULE E TINICUM PARTNERS, L.P.

                                  NO. OF SHARES
                              PURCHASED ("P") PRICE
       TRADE DATE             OR CONVERTED ("C")         PER SHARE
                                                  (including commission)

         12/1/97                     300 P                 $8.14

         12/2/97                     500 P                 $8.14

         12/3/97                   77,500 C               $7.50(1)



























-------------
     (1) All of such transactions reflect the conversion of each Share into $7.50 in cash, plus certain contingent deferred consideration, as a result of the acquisition of the Company by Fairfax pursuant to the Amended and Restated Agreement and Plan of Merger dated as of June 23, 1997. For further information regarding the acquisition, including the contingent deferred consideration, please see the Proxy Statement/Prospectus filed by Fairfax with the Securities and Exchange Commission on October 30, 1997.

                              Page 33 of 34 Pages

                                   SCHEDULE F
                       FARALLON CAPITAL MANAGEMENT, L.L.C.

                                  NO. OF SHARES
                              PURCHASED ("P") PRICE
       TRADE DATE             OR CONVERTED ("C")         PER SHARE
                                                  (including commission)

        11/24/97                    1,200 P                $8.15

         12/1/97                    1,200 P                $8.15

         12/2/97                    2,300 P                $8.14

         12/3/97                   507,300 C              $7.50(1)

         12/1/97                     100 P                 $8.14

         12/2/97                     200 P                 $8.15

         12/3/97                   25,600 C               $7.50(1)

         12/1/97                     300 P                 $8.14

         12/2/97                     500 P                 $8.14

         12/3/97                   124,600 C              $7.50(1)










  ------------
     (1) All of such transactions reflect the conversion of each Share into $7.50 in cash, plus certain contingent deferred consideration, as a result of the acquisition of the Company by Fairfax pursuant to the Amended and Restated Agreement and Plan of Merger dated as of June 23, 1997. For further information regarding the acquisition, including the contingent deferred consideration, please see the Proxy Statement/Prospectus filed by Fairfax with the Securities and Exchange Commission on October 30, 1997.

                              Page 34 of 34 Pages